EXHIBIT 5

OPINION OF SALVO, RUSSELL, FICHTER & LANDAU

October 20, 2005

Board of Directors
WorldWater & Power Corp.
55 Route 31 South
Pennington, NJ 08534

Registration Statement on Form SB-2
WorldWater & Power Corp.

Gentlemen:

        We are counsel for WorldWater & Power Corp., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form SB-2 (the "Registration Statement") as to which this opinion is a part, filed with the Securities and Exchange Commission (the "Commission") on October 21, 2005, for the resale of up to 40,159,093 shares of common stock, $.001 par value, of the Company by selling stockholders (the "Shares").

        In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

        Based upon the foregoing, it is our opinion that:

        The Shares to be issued upon the conversion of certain convertible notes and the exercise of certain warrants, as covered by the Registration Statement and registered on behalf of certain selling stockholders, when issued in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Company's Registration Statement.

                                                                         Very truly yours,

                                                                         /s/ Salvo, Russell, Fichter & Landau